CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 31, 2008, relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Report to the Shareholders of Columbia Acorn Fund, Columbia Acorn International, Columbia Acorn USA, Columbia Acorn Select, Columbia Acorn International Select and Columbia Thermostat Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 29, 2009